SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2018

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36759	47-1758322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois		60015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Revolving Credit Agreement

On December 21, 2018, Walgreens Boots Alliance, Inc. (the “Company”) entered into a revolving credit agreement (the “Credit Agreement”) with the lenders from time to time party thereto and Bank of America, N.A., as administrative agent. The commitments shall become effective on and as of the first date, which shall be no later than February 15, 2019, on which the Company has satisfied certain customary conditions set forth in the Credit Agreement (the “Effective Date”).

The Credit Agreement includes a $1 billion senior unsecured revolving credit facility (the “Facility”). The Facility’s termination date is the earlier of (a) 18 months following the Effective Date, subject to extension thereof pursuant to the Credit Agreement and (b) the date of termination in whole of the aggregate amount of the commitments pursuant to the Credit Agreement.

The Company will be the borrower under the Credit Agreement. Subject to the terms of the Credit Agreement, the Company may borrow, repay and reborrow amounts borrowed under the Facility while the commitments thereunder are in effect. The ability of the Company to request each loan under the Facility from time to time after the Effective Date is subject to the satisfaction (or waiver) of certain customary conditions set forth therein. Loans under the Credit Agreement are denominated in U.S. dollars.

Borrowings under the Credit Agreement will bear interest at a fluctuating rate per annum equal to, at the Company’s option, the Alternate Base Rate or the Eurocurrency Rate (including, at the Company’s election, a LIBOR Daily Floating Rate) (each as defined in the Credit Agreement), plus an applicable margin of 0.75% in the case of Eurocurrency Rate loans (the “Applicable Eurocurrency Margin”) and 0.00% in the case of Alternate Base Rate loans. In addition, the Company has agreed to pay to the lenders under the Credit Agreement certain customary fees, including: an upfront fee, an unused commitment fee and a minimum average percentage utilization fee based on average utilization of the commitments under the Facility.

Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the Credit Agreement are permissible, in each case, without penalty, subject to certain conditions pertaining to minimum notice and minimum reduction amounts as described in the Credit Agreement.

The Credit Agreement contains representations and warranties and affirmative and negative covenants customary for unsecured financings of this type and substantially consistent with those of the Company’s existing revolving credit agreement, dated as of August 29, 2018, among the Company, the lenders and L/C issuers from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent. The Credit Agreement includes a financial covenant requiring that, as of the last day of each fiscal quarter, commencing with the first full quarter ending after the Effective Date, the ratio of Consolidated Debt to Total Capitalization (as those terms are defined in the Credit Agreement) shall not be greater than 0.60:1.00; provided that such ratio is subject to increase in certain conditions set forth in the Credit Agreement.

The Credit Agreement also contains various events of default (subject to certain grace periods, to the extent applicable), including, events of default for the nonpayment of principal, interest or fees, breach of covenants; payment defaults on, or acceleration under, certain other material indebtedness; inaccuracy of the representations or warranties in any material respect; bankruptcy or insolvency; certain unfunded liabilities under employee benefit plans; certain unsatisfied judgments; certain ERISA violations; and the invalidity or unenforceability of the Credit Agreement or any note issued in accordance therewith.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The lenders under the Credit Agreement and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off–Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Revolving Credit Agreement, dated as of December 21, 2018, by and among Walgreens Boots Alliance, Inc., the lenders from time to time party thereto and Bank of America, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREENS BOOTS ALLIANCE, INC.

Date: December 26, 2018	By:	/s/ Joseph B. Amsbary, Jr.
	Title:	Vice President and Corporate Secretary